EXHIBIT 23.5

December 4, 2003

K2 Inc.

Carlsbad, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim consolidated financial information of Brass Eagle Inc. for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002 as indicated in our reports dated April 23, 2003, July 24, 2003 and October 17, 2003, respectively; because we did not perform audits for those periods, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in Brass Eagle Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, are being incorporated by reference in this Post Effective Amendment No. 2 To Form S-3 Registration Statement of K2 Inc.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Crowe Chizek and Company LLC

Oak Brook, Illinois